STRATEGIC GLOBAL INVESTMENTS, INC.

Dear Lou Minutello,

The Board of Directors of Strategic Global Investors, Inc. has authorized me as President to offer you the executive officer position of Chief Operating Officer.

You have exhibited outstanding business acumen in company operations management and business development. We are pleased to honor you with this position if you choose to accept it.

DATED to be effective as of the 1st day of June, 2017.

____

Garland E. Harris, President

Lou Minutello

Accepted by ~~James Ward~~ as of the 1st day of June, 2017

____

Lou Minutello

STRATEGIC GLOBAL INVESTMENTS, INC.

ACTION BY WRITTEN CONSENT IN LIEU OF A MEETING OF THE BOARD OF DIRECTORS

Dear James E. Ward,

The Board of Directors of Strategic Global Investors, Inc. has authorized me as President to offer you the executive officer position of Senior Vice President.

You have exhibited outstanding ability, loyalty and fidelity. We are pleased to honor you with this position if you choose to accept it.

DATED to be effective as of the 1st day of June, 2017.

____

Garland E. Harris, President

Accepted by James Ward as of the 1st day of June, 2017

____

James E. Ward